SEVENTH AMENDMENT TO THE RUBY TUESDAY, INC.
                     EXECUTIVE SUPPLEMENTAL PENSION PLAN

          THIS SEVENTH AMENDMENT is made as of this 19th day of June, 1999, by RUBY TUESDAY, INC. (the "Primary Sponsor"), a corporation organized and existing under the laws of the State of Georgia.

                          W I T N E S S E T H:

          WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (the "Plan"), which was established by indenture effective as of June 1, 1983, and which was last amended and restated by indenture effective June 1, 1986.

          WHEREAS, the Primary Sponsor desires to amend the Plan to provide an enhanced early retirement benefit opportunity to one or more employees as may be designated from time to time by the Board of Directors of the Primary Sponsor.

          WHEREAS, the amendments effected hereby have been approved by the Board of Directors of the Primary Sponsor.

          NOW, THEREFORE, the Plan is hereby amended, effective as of June 19, 1999, as follows:

1.        By adding new Section 2.01(c1), as follows:

          "(c1)  The term `Cause' shall mean, with respect to a Subsection
                 (c) Participant's termination of employment with the Company or any of its subsidiaries:

                 (1)    the Participant's conviction of a felony;

                 (2) conduct by the Participant constituting a willful refusal to perform any material duty assigned by the Board;

                 (3) conduct by the Participant that amounts to fraud against the Company or any entity which is controlled by or is under common control with the Company;

                 (4) a breach of the terms of any employment agreement between the Participant and the Company or any entity which is controlled by or is under common control with the Company; or

                 (5) conduct by the Participant that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or any entity which is controlled by or is under common control with the Company."

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2.        By redesignating existing Section 2.01(f1) as Section 2.01(f2) and by adding new Section 2.01(f1), as follows:

          "(f1) The term `Disability' shall mean the total inability of the Participant to perform his duties for the duration of the short-term disability period under the Company's short-term disability policy then in effect as certified by a physician chosen by the Company and reasonably acceptable to the Participant."

3.        By deleting Section 2.01(k) in its entirety and by substituting therefor the following:

          "(k) The term `Participant' refers to any Eligible Employee upon his entry into the Plan. An Eligible Employee shall become a Participant as of the January 1st immediately following the date the eligibility criteria stated in Section 2.01(h) are satisfied. Upon retirement, termination of employment or cessation of the accrual of Continuous Service in accordance with Section 2.01(f), a Participant's status shall become that of a former Participant. Except as the context may otherwise require in Section 4.02, the term 'Participant' shall encompass any Subsection (b) Participant and any Subsection (c) Participant."

4.        By deleting Section 4.02 in its entirety and by substituting therefor the following:

          "4.02  Early Retirement.

          (a) Actuarially Reduced Early Retirement Benefit. Before a Participant is eligible for normal retirement pursuant to
                 Section 4.01 above, the Participant may retire from service with the Company or any of its subsidiaries prior thereto and commence receiving benefits pursuant to this Subsection (a) if the Participant has attained age 55 while in the service of the Company or any of its subsidiaries. The Accrued Benefit determined under Section 3.01, but payable pursuant to this Section 4.02(a), shall be reduced by multiplying the Accrued Benefit amount by the applicable early retirement reduction factor indicated in the table below:

    	      Number of Years until Eligible
	          For Unreduced Retirement Benefit            Early Retirement Factor

                         1                                        .93
                         2                                        .86
                         3                                        .79
                         4                                        .72
                         5                                        .65
                         6                                        .62
                         7                                        .59
                         8                                        .56
                         9                                        .53
                        10                                        .50

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          (b)    Unreduced Early Retirement Benefit.  A Participant
                 identified in Appendix B to the Plan, as Appendix B may be amended from time to time by action of the Board (a Participant so identified on Appendix B is referred to hereafter as a `Subsection (b) Participant') may retire from service with the Company or any of its subsidiaries prior to reaching his Normal Retirement Date and commence receiving benefits from the Plan pursuant to this Section 4.02(b) if:

                 (i) the Subsection (b) Participant attains age 60 prior to termination of employment from the Company or any of its subsidiaries; or

                 (ii) at the time of retirement from service with the Company or any of its subsidiaries, the Subsection (b) Participant is at least age 55 and the sum of the Subsection (b) Participant's age and years of Continuous Service equals or exceeds ninety (90) (referred to herein as the "Rule of 90").

                The Accrued Benefit, as determined in Section 3.01, but payable pursuant to this Section 4.02(b), will not be subject to actuarial reduction.

          (c) Special Early Retirement Benefit. A Participant identified in Appendix C to the Plan, as Appendix C may be amended from time to time by action of the Board (a Participant so identified on Appendix C is referred to hereafter as a `Subsection (c) Participant') may retire from service with the Company and its subsidiaries prior to satisfying the Rule of 90 and commence receiving benefits from the Plan pursuant to this Section 4.02(c) if the Subsection (c) Participant (i) is involuntarily terminated (other than for Cause) by the Company and its subsidiaries; or (ii) experiences a termination of employment from the Company and its subsidiaries due to a Disability.

                 The Accrued Benefit, as determined in Section 3.01, but payable pursuant to this Section 4.02(c), will be either:
                 (1) determined without the actuarial reduction provided for in Section 4.02(a) with such Accrued Benefit payable commencing as of the date the Subsection (c) Participant would have satisfied the Rule of 90 had his employment not terminated; or (2) multiplied by the reduction factor of .93 with such adjusted Accrued Benefit payable commencing at age
                 55. A Subsection (c) Participant may elect whether payment shall be made pursuant to Clause (1) or (2) of the immediately preceding sentence, if the Subsection (c) Participant irrevocably so elects in writing at least one (1) year prior to the date that the Accrued Benefit becomes payable. If the Subsection (c) Participant fails to make a timely election as so provided in the immediately preceding sentence, payment shall be made pursuant to Clause (1) or (2) as elected by the Participant, but only with the approval of the Chairman of the Compensation and Stock Option Committee of the Board or the approval of a majority of the members of

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                 either the Board or the Compensation and Stock Option
                 Committee of the Board present at a meeting duly called and convened at which a quorum is present.

          In determining any Accrued Benefit under this Section 4.02, the amount of any offset under Section 3.01(C) shall be calculated as the retirement benefit payable in the form of a single life annuity to the Participant under the Morrison Restaurants Inc. Retirement Plan at the Participant's Normal Retirement Date (as defined therein). Any amounts that become payable pursuant to Section 4.02(c) to a Subsection (c) Participant who experiences a termination of employment due to a Disability shall be reduced by the amount of disability payments actually paid to the Subsection
          (c) Participant under a long-term disability plan maintained by the Company or any of its subsidiaries. Such offsets shall occur only as and when disability payments are paid to the Subsection (c) Participant by the insurer of the disability benefits so provided; provided, however, that if the Subsection (c) Participant's Accrued Benefit is paid in the form of a lump sum, there shall be no offset applied on account of the receipt of disability benefits."

5. By deleting second paragraph of Section 5.02 in its entirety and by substituting therefor the following:

          "A benefit payable under the Plan shall be paid in the same form and at the same time as any retirement benefit payable to the Participant under the Morrison Restaurants Inc. Retirement Plan.
          If a Participant does not have an accrued benefit under the Morrison Restaurants Inc. Retirement Plan, the benefit payable under the Plan shall nevertheless be subject to the same distribution rules as provided under the Morrison Restaurants Inc. Retirement Plan, as the same may be amended from time to time; provided, however, that the selection of the form and timing of the benefit shall be subject to the approval of the Company. Except as otherwise expressly provided herein, if a benefit payable under this Plan is paid other than as a life annuity, the amount of the benefit when paid in such other form shall be determined by using the then applicable actuarial equivalence factors of the Morrison Restaurants Inc. Retirement Plan."

          "Notwithstanding the foregoing, the Accrued Benefit of a Subsection
          (c) Participant may be paid in a lump sum. In determining the amount of the lump sum payment, the Accrued Benefit shall be discounted by the then current FAS 87 discount rate and by applying the applicable FAS 87 mortality table. The Accrued Benefit of a Subsection (c) Participant will be paid in a lump sum (1) if the Subsection (c) Participant irrevocably elects in writing to receive a lump sum payment from the Plan at least one (1) year prior to the date that the Accrued Benefit becomes payable; or (2) if the Subsection (c) Participant fails to make a timely election as provided in Clause (1), with the approval of the Chairman of the Compensation and Stock Option Committee of the Board or the approval of a majority of the members of either the Board or the Compensation and Stock Option Committee of the Board present at a meeting duly called and convened at which a quorum is present."

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6 .       By deleting Paragraph (1) of Section 8.05 in its entirety and by substituting therefor the following:

          "(1) If to the Company, in care of its Chief Financial Officer, 150 West Church Avenue, Maryville, Tennessee 37801."

           Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Seventh Amendment.

           IN WITNESS WHEREOF, the Primary Sponsor has caused this Seventh Amendment to be executed as of the day and year first above written.


                                   RUBY TUESDAY, INC.



                                   By:	/s/ SAMUEL E. BEALL III
     [CORPORATE SEAL]                      Samuel E. Beall, III
                                            Chairman and Chief Executive Officer

ATTEST:

/s/ DANIEL T. CRONK
    Daniel T. Cronk
     Secretary

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                              APPENDIX C


The following person(s) have been designated as "Subsection (c) Participant(s)":


                          Samuel E. Beall, III